UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): October 17, 2019

 SeD Intelligent Home Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55038	27-1467607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-971-3940

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

On October 17, 2019, 150 CCM Black Oak, Ltd., a Texas limited partnership (“150 CCM Black Oak”), entered into an Agreement of Purchase and Sale (“Sale Agreement”) with Gehan Homes, Ltd. (the “Purchaser”). 150 CCM Black Oak is wholly owned by certain subsidiaries of SeD Intelligent Home Inc. (the “Company”). 150 CCM Black Oak is the owner of the Company’s Black Oak project. The Black Oak project is one of the Company’s two main assets, and is a subdivision development project located near Houston, Texas. Black Oak consists of 162 acres and is currently projected to have 512 units. Previously, 150 CCM Black Oak completed the sale of 124 lots in January of 2019.

Pursuant to the Sale Agreement, 150 CCM Black Oak has agreed to sell to the Purchaser Phase 2 of the Company’s Black Oak project, consisting of 125 raw lots and 3 finished lots. The purchase price will be $2,600,000 for the raw lots and $190,000 for the finished lots, for a total purchase price of $2,790,000. In addition, the Purchaser has agreed to pay an enhancement fee of $320,000 at the closing, for a total consideration of $3,110,000.

The Purchaser has agreed to pay an initial earnest money deposit of $10,000. A due diligence period commenced upon the execution of the Sale Agreement and will continue for 60 days. During this due diligence period, the Purchaser shall have the right to terminate the Sale Agreement in its sole judgment. Upon the end of the due diligence period, the Purchaser shall pay a second earnest money deposit of $269,000. The closing of the transaction will be completed within 15 days of the inspection period, should the Purchaser proceed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeD Intelligent Home Inc.

Date: October 23, 2019	By:	/s/ Rongguo (Ronald) Wei
Name: Rongguo (Ronald) Wei
Title: Co-Chief Financial Officer